CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Carillon Series Trust relating to the financial statements and financial highlights of Carillon Chartwell Real Income Fund (formerly, Carillon Chartwell Income Fund), Carillon Chartwell Mid Cap Value Fund, Carillon Chartwell Short Duration High Yield Fund, Carillon Chartwell Small Cap Growth Fund, and Carillon Chartwell Small Cap Value Fund, each a series of shares of beneficial interest in Carillon Series Trust. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP

Philadelphia, Pennsylvania

April 24, 2024